Exhibit 99

Digi International Reports Fiscal Third Quarter 2003 Results

(Minneapolis, MN, July 16, 2003) - Digi International® Inc. (NASDAQ: DGII) reported revenues of $25.6 million for the fiscal third quarter of 2003, compared to $25.5 million in the prior quarter and $26.1 million in the fiscal third quarter of 2002. Revenue for the quarter was slightly higher than the high end of the range of management’s previously disclosed guidance of $24.5 - $25.5 million.

Digi reported net income of $1.2 million for the fiscal third quarter of 2003, or $0.06 per diluted share, compared to a net loss of $0.6 million, or $0.03 per diluted share, in the fiscal third quarter of 2002. These results compare to net income of $2.5 million in the fiscal second quarter of 2003, or $0.12 per diluted share. During the fiscal second quarter of 2003 Digi recognized the beneficial impact of reversing an income tax valuation reserve related to its German net operating loss carryforwards, resulting in a tax benefit of $1.4 million, or $0.07 per diluted share. Earnings per share for the third quarter surpassed management’s previously disclosed guidance of $0.03 — $0.05.

During the quarter, Digi repurchased 1.2 million common shares from Sorrento Networks Corporation at a price of $4.26 per share, resulting in the acquisition of all of Sorrento’s remaining equity interest in Digi.

Revenue from Digi Connectware products was $17.5 million for the fiscal third quarter. Device Networking products, which include NetSilicon and the Device Server product lines, contributed $8.1 million in the third quarter.

Gross margins in the fiscal third quarter of 2003 were 59.7%, compared to 59.6% in the previous quarter and 57.0% in the fiscal third quarter of 2002. The increase in 2003 gross margins is primarily a result of higher margin embedded networking connectivity products and continuing strength in certain legacy products that produce higher margins.

Total operating expenses in the fiscal third quarter of 2003 were $13.7 million, compared to $13.7 million in the previous quarter and $17.0 million in the fiscal third quarter of 2002. A gain on forgiveness of a European investment grant of $0.2 million and $1.1 million reduced total operating expenses for the fiscal third quarter of 2003 and 2002, respectively. The decrease in 2003 operating expenses is primarily due to restructuring activities that took place at the end of fiscal year 2002.

Digi’s cash and marketable securities balance at the end of the quarter was $54.5 million, a decrease of $2.0 million from the end of the prior quarter. This reduction is a result of cash utilized in the reacquisition of the remaining Digi shares owned by Sorrento Networks. Days sales outstanding (DSO) was at 34 days, consistent with the previous quarter. Digi’s cash per share, defined as cash and marketable securities divided by June 30, 2003 shares outstanding of 20,140,062, was $2.71.

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Digi Reports Fiscal 2003 Third Quarter Results — Page 2

Highlights of the third quarter included:

•	Digi released the Digi Connect™ ME, the most powerful and customizable embedded networking solution available, as well as one of the smallest.

•	NetSilicon expanded its relationship with Sharp Electronics Corporation to include integration of NetSilicon’s device networking platforms into Sharp’s FO-DC500 Super G3 Document Communication System.

•	Digi began shipping its newly released Digi TS W family of one-, two-, and four-port serial to wireless Ethernet device servers. These are the first in a series of products to ship with 802.11b wireless connectivity.

•	NetSilicon began commercial shipments of its new NetStream network printer controller to Hitachi Printing Solutions, Ltd.

•	The Digi CM™ console server began providing a secure graphical user interface for easy out-of-band management of the Microsoft Windows Server 2003 family of servers.

•	NetSilicon’s DPO4000 began shipping Datamax’s I and W Class industrial label printers.

“I am satisfied that Digi has continued to execute well, attaining revenue and earnings above our expectations in a relatively stagnant market environment,” said Joe Dunsmore, Chairman, President and CEO of Digi. “The rate of innovation is beginning to ramp up as exemplified by the new product introductions over the past couple of quarters.”

REVENUE AND EARNINGS GUIDANCE:

Digi expects fiscal fourth quarter 2003 revenue to be in the range of $24.5 - $25.5 million and anticipates earnings per diluted share to be in the range of $0.04 — $0.06. For the full fiscal year, the revenue guidance is now forecasted in the range of $101 — $102 million. Digi expects earnings per diluted share, excluding the impact of adoption of SFAS 142, to be in a range of $0.26 — $0.28. Including the impact of adoption of SFAS 142, diluted loss per share is forecasted to be in a range of $1.80 — $1.82.

Digi Reports Fiscal 2003 Third Quarter Results — Page 3

Digi International Inc.
Condensed Consolidated Statement of Operations
For the three months and nine months ended June 30, 2003 and 2002
(In thousands, except per share and share amounts)
(Unaudited)

	Three months ended		Nine months ended

	2003	2002	2003	2002

Net sales	$25,567	$26,110	$76,607	$76,453
Cost of sales	10,316	11,228	30,814	34,947

Gross margin	15,251	14,882	45,793	41,506
Operating expenses:
Sales and marketing	6,165	7,413	18,387	21,915
Research and development	3,962	5,541	11,792	14,094
General and administrative	2,219	2,903	6,635	8,295
Goodwill and intangibles amortization	1,754	2,216	5,203	5,656
In-process research and development	—	—	—	3,100
Loss on sale of MiLAN business	—	—	—	3,617
Restructuring	(169)	—	(435)	—
Gain from forgiveness of grant payable	(232)	(1,068)	(299)	(1,068)

Total operating expenses	13,699	17,005	41,283	55,609

Operating income (loss)	1,552	(2,123)	4,510	(14,103)
Other income, net	188	484	109	933

Income (loss) before income taxes and cumulative effect of accounting change	1,740	(1,639)	4,619	(13,170)
Income tax provision (benefit)	527	(1,051)	(168)	(4,741)

Net income (loss) before cumulative effect of accounting change	1,213	(588)	4,787	(8,429)
Cumulative effect of accounting change	—	—	(43,866)	—

Net income (loss)	$1,213	$(588)	$(39,079)	$(8,429)
Net income (loss) per common share, basic:
Income (loss) before cumulative effect of accounting change	$0.06	$(0.03)	$0.22	$(0.45)
Cumulative effect of accounting change	—	—	(2.04)	—

	$0.06	$(0.03)	$(1.82)	$(0.45)

Net income (loss) per common share, assuming dilution:
Income (loss) before cumulative effect of accounting change	$0.06	$(0.03)	$0.22	$(0.45)
Cumulative effect of accounting change	—	—	(2.03)	—

	$0.06	$(0.03)	$(1.81)	$(0.45)

Weighted average common shares, basic	20,599,156	22,176,086	21,515,946	18,823,398

Weighted average common shares, assuming dilution	20,785,859	22,176,086	21,607,304	18,823,398

Digi Reports Fiscal 2003 Third Quarter Results — Page 4

Digi International Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30, 2003	September 30, 2002

	(unaudited)
ASSETS
Current assets:
Cash and marketable securities	$54,502	$58,151
Accounts receivable, net	11,812	10,518
Inventories, net	10,816	12,491
Other	4,837	5,141

Total current assets	81,967	86,301
Property, equipment and improvements, net	20,621	21,539
Intangible assets, net	24,372	71,686
Deferred tax assets, net	2,745	—
Other	1,175	1,302

Total assets	$130,880	$180,828

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$776	$891
Accounts payable	7,276	6,591
Accrued expenses and income taxes payable	14,207	13,653
Restructuring	200	2,504

Total current liabilities	22,459	23,639
Long-term debt	4,768	4,989
Deferred tax liabilities, net	—	1,020

Total liabilities	27,227	29,648
Total stockholders’ equity	103,653	151,180

Total liabilities and stockholders’ equity	$130,880	$180,828

Digi Reports Fiscal 2003 Third Quarter Results — Page 5

Digi International Inc.
Condensed Consolidated Statement of Cash Flows
For the three and nine months ended June 30, 2003
(unaudited)

(in thousands)

	Three months	Nine months
	ended	ended
	June 30, 2003	June 30, 2003

Operating activities:
Net income (loss)	$1,213	$(39,079)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Restructuring	(169)	(435)
Depreciation of property and equipment	742	2,305
Amortization of intangible and other assets	1,921	5,659
Gain from forgiveness of grant payable	(232)	(299)
Goodwill impairment charge	—	43,866
Provision for doubtful accounts and product returns	70	40
Provision for inventory obsolescence	177	911
Deferred income taxes	—	(1,415)
Gain on sale of fixed assets	—	(3)
Stock compensation	19	76
Changes in operating assets and liabilities	624	(2,681)

Total adjustments	3,152	48,024

Net cash provided by operating activities	4,365	8,945

Investing activities:
Purchase of held-to-maturity marketable securities, net	(3,554)	(11,134)
Contingent purchase price payments related to business acquisitions	—	(2,018)
Proceeds from sale of fixed assets	—	6
Purchase of property, equipment, intangibles, and improvements	(386)	(1,079)

Net cash used in investing activities	(3,940)	(14,225)

Financing activities:
Principal payments on long-term debt	(1,090)	(1,297)
Purchase of treasury stock	(4,952)	(8,555)
Stock benefit plan transactions	171	451

Net cash used in financing activities	(5,871)	(9,401)

Effect of exchange rate changes on cash and cash equivalents	(77)	(102)

Net decrease in cash and cash equivalents	(5,523)	(14,783)
Cash and cash equivalents, beginning of period	24,230	33,490

Cash and cash equivalents, end of period	$18,707	$18,707

Digi Reports Fiscal 2003 Third Quarter Results — Page 6

Conference Call Notice
Digi invites all those interested in hearing management’s discussion of the quarter to attend its third fiscal quarter 2003 conference call, scheduled for Wednesday, July 16, 2003, at 4:00 p.m. CT, either by phone or on the Web. Participants can access the call directly by dialing 800-634-1563. International participants can access the call by dialing 212-346-6413. A replay will be available for one week following the call by dialing 800-633-8284 and entering the following access code when prompted: 21154243. Participants may also access a live web cast of the conference call through the investor relations section of Digi’s Web site, www.digi.com.

About Digi International
Digi International, based in Minneapolis, is the leader in Connectware and makes device networking easy by manufacturing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs).

For more information, visit Digi’s web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International). All brand names and product names are trademarks or registered trademarks of their respective companies.

Digi, Digi International, and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.

Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates; rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions, identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2002 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date on which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi Reports Fiscal 2003 Third Quarter Results — Page 7

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Digi International Contact	Investors Contact
S. (Kris) Krishnan	Laura Wyrick / Tom Caden
(952) 912-3125	Dian Griesel, Ph.D.
s_krishnan@digi.com	The Investor Relations Group
New York, NY
212-825-3210